CORPORATE PARTICIPANTS

Chris Killoy Sturm, Ruger & Co., Inc. - President and CEO

Kevin Reid Sturm, Ruger & Co., Inc. - VP and General Counsel

Tom Dineen Sturm, Ruger & Co., Inc. - SVP of Finance, Treasurer, and CFO

CONFERENCE CALL PARTICIPANTS

Brian Rafn Morgan Dempsey - Analyst

Rommel Dionisio Aegis Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Sturm, Ruger second quarter 2018 earnings conference call. (Operator Instructions). As a reminder, this conference call may be recorded.

I would now like to turn the conference over to Chris Killoy, President and CEO. You may begin.

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

Good morning and welcome to the Sturm, Ruger & Company second-quarter 2018 conference call. I would like to ask Kevin Reid, our General Counsel, to read the caution on forward-looking statements. Then Tom Dineen, our Chief Financial Officer, will give an overview of the second-quarter financial results. And then I will discuss the state of the market and update you on our operations, and then we'll get to your questions. Kevin, let's get started.

Kevin Reid - Sturm, Ruger & Co., Inc. - VP and General Counsel

Sure, Chris. We'd like to remind everyone that statements made in the course of this meeting that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's reports on Form 10-K for the year ended December 31, 2017, and of course Form 10-Q for the fiscal quarter ended June 30, 2018. Copies of these documents may be obtained by contacting the Company or the SEC, or on the Company website at www.ruger.com/corporate, or the SEC website at www.sec.gov.

We do reference non-GAAP EBITDA. Please note that the reconciliation of GAAP net income to non-GAAP EBITDA can be found in our Form 10-K for the year ended December 31, 2017; and our Form 10-Q for the quarter ended June 30, 2018, which are also posted to our website. Furthermore, the Company disclaims all responsibility to update forward-looking statements.

Chris?

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

Thank you, Kevin. Now Tom will provide a financial summary of the second quarter.

Tom Dineen - Sturm, Ruger & Co., Inc. - SVP of Finance, Treasurer, and CFO

Thanks, Chris. For the second quarter of 2018, net sales were $128.4 million and diluted earnings were $0.86 per share. For the comparable prior-year period, net sales were $131.9 million and diluted earnings were $0.57 per share.

In the second quarter of 2018, earnings per share benefited by the following: the adoption of a new revenue recognition standard, known as ASC 606, increased EPS by $0.05; the reduced federal income tax rate from 35% to 21% increased EPS by $0.12; and the repurchase of 1.3 million shares of common stock in 2017 increased EPS by $0.06. For the first half of 2018, net sales were $259.6 million and diluted earnings were $1.68 per share. For the corresponding period in 2017, net sales were $299.2 million and diluted earnings were $1.79 per share. For the second quarter of 2018, and our EBITDA was $28.2 million or 22% of sales compared to $25.0 million or 19% of sales in the second quarter of 2017.

The balance sheet. At June 30, 2018, our cash and cash equivalents totaled $131.7 million. Our current ratio was 3.3 to 1, and we have no debt.

At June 30, 2018, stockholders' equity totaled $249.4 million, which equates to a book value of $14.29 per share. In the first half of 2018, we generated

$81 million of cash from operations.

Cash returned to shareholders: in the first half of 2018, the Company returned $9.6 million to its shareholders through the payment of dividends. Our Board of Directors declared a $0.30 per share quarterly dividend for shareholders of record as of August 17, 2018, payable on August 31, 2018. As a reminder, our quarterly dividend is approximately 40% of net income and therefore varies quarter to quarter.

That's the financial update for the second quarter. Chris?

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

Thanks, Tom. We are pleased with the second quarter financial results and our financial condition as we enter the second half of the year. In the second quarter of 2017, we implemented a strategy to lower production and reduce our workforce. As a result, we performed well in the latter half of 2017, a period of relatively soft demand, without becoming overextended with promotions and discounts. We ended the year with a strong balance sheet, reduced inventories in our warehouses and at the independent distributors, and a healthy sellthrough at distributor level.

Demand: the estimate unit sellthrough of our products from the independent distributors to retailers in the second quarter of 2018 increased 5% from the comparable prior-year period. For the same period, the National Instant Criminal Background Check System background checks, or NICS checks, decreased 8%. The estimated unit sellthrough of our products from the independent distributors to retailers decreased 1% in the first half of 2018 from the comparable prior-year period. For the same period, NICS checks decreased 3%.

We believe our outperformance of NICS in both the second quarter and first half of 2018 is attributable to the strong reception out four major new products that we launched this past December: the Pistol Caliber Carbine, commonly referred to as PCC; the EC9s pistol; the Security-9 pistol; and the Precision Rimfire Rifle. New product sales represented $75.5 million or 29% of firearms sales in the first half of 2018.

New product sales include only major new products that were introduced in the past two years, like the four that I just mentioned. Derivatives and line extensions are not included in the new product sales calculation.

Production and inventory: we base our production and manage our inventory levels primarily through semi-monthly reviews of the estimated sellthrough of our products from the independent distributors to retailers. We also review our inventory and the independent distributors' inventories.

Based on these reviews, the increased the second-quarter total unit production by 7% from the first quarter of 2018. Despite this increase, our total unit production for the first half of 2018 was 17% below the first half of last year.

The reduced production levels allowed our finished goods inventory to decrease 48,200 units in the first half of 2018. Distributor inventories of our products decreased by 38,600 units during the same period. The combined inventory in our warehouses and at the independent distributors decreased over 200,000 units since last June. This is a reduction of almost 40%. We plan to increase production in the latter half of 2018 to replenish inventories of the products in the strongest demand. Remember, unlike most of our competitors, effectively all of our domestic firearms sales go through distribution.

Capital expenditures: capital expenditures in the first half of the year were $2.4 million, which is very low for us. However, this is not indicative of a lack of activity related to new product development nor a change in our mindset about the importance of new products. Rather, it can be attributed to two key factors.

First: the first is timing. Earlier we discussed the four major new products that we introduced last December. The capital expenditures related to those new products were recognized in the fourth quarter of 2017. Consequently, our capital expenditures in that quarter totaled $20 million, which is uncommonly high. If one or two of those products lagged into 2018, our year-to-date 2018 capital expenditures would have been significantly greater.

The second reason is the repurposing of machinery and equipment. Remember, we built 2.1 million units in 2016. Production has been reduced over the past couple of years, and we are working to better employ underutilized equipment.

Cash: as Tom mentioned a few minutes ago, our cash generation in the first half of the year was very strong. The key contributors were our solid operating performance, the cash generation of which was bolstered by the reduced federal income tax rate; the $16 million inventory reduction, as demand outstripped production in the first half of the year; continued solid accounts receivable collections despite some headwinds in the industry; and a relatively low level of capital expenditures, which we just covered.

Our cash balance of $132 million is more than we need to support our normal daily operations. Nevertheless, our capital allocation philosophy has not changed. Our primary responsibility is the stewardship of our shareholders' assets and the creation of shareholder value. We are constantly looking for opportunities to generate strong returns with our capital. If we get to a point where we decide that we will not be able to employ our capital, we will return the cash to our shareholders in the form of dividends.

Operator, may we have the first question?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Brian Rafn, Morgan Dempsey.

Brian Rafn - Morgan Dempsey - Analyst

Yes, give me a sense, Chris, kind of the cadence or tempo of business through the quarter, kind of maybe month by month. And then give your overall kind of strategic sense -- are we through, maybe, some of the darkest days of the inventory destocking and the discounts from MSRP? And maybe with the two quarters of increased booked orders, that maybe the tone of business is more normalizing? Just your sense.

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

Thanks, Brian. Well, I think what we saw through the second quarter -- as you know, we don't disclose monthly results, but typically the months of June, July, and August are always slow for the firearms industry. We saw this year what I would call a return to that normal seasonality.

However, I think because we managed this year very closely in terms of production, with an eye towards both our inventory and our distributors' inventory, we felt pretty comfortable as we ended Q2 with the inventory levels at Ruger in our warehouses, as well as what we saw at each of our distributors, as a fairly balanced inventory. So one of the things you may recall -- at this time last year we were in the midst of an additional summer promotional program. This year we did not implement a summer program. We had our normal winter and spring programs that concluded at the end of May. And then just the other day we launched a fall promotion, as we've done the last couple of years, kicking off August 1. But we did not have the promotion that we had last summer, which is a little indicative of the -- a better overall environment, hopefully less promotionally driven and less discounting out there at the retail and wholesale level.

Brian Rafn - Morgan Dempsey - Analyst

Got you. No, I appreciate that.

And I think you call it your SIOP planning -- the sales, inventory, operations planning. Do you guys have any planned summer idle shutdowns in any of the plants?

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

We already went through that, Brian. We did that during 4th of July week just up in the Newport plant.

So Prescott did not shut down. Mayodan had, I think, normal operations as well. So it was just up in Newport, to allow them to take care of some maintenance matters and things of that nature. But other than that, no additional shutdowns planned for the year.

Brian Rafn - Morgan Dempsey - Analyst

Yes, okay, okay. Given the sense that you guys have really focused and been extremely productive in your new product launches, what is your -- what's the sense -- would you say there's a heightened appetite for new product in this environment amongst your wholesalers and retailers, more so maybe in the past when you were at more of a frenzied business days?

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

I kind of think maybe just the opposite. When you are at a really -- chasing the business, trying to keep up with demand at retail on the consumer level, sometimes the new products are not quite as important as overall production. When things slow down to a more normalized pace, I think new products rule the day.

And so as a result, products like the Pistol Caliber Carbine produced up in New Hampshire have done extremely well. We've got probably one of the most in-demand items, both at the national account level as well as the independent retailers. And so we've been very pleased with the results of those new products, the Big Four, as we call them: Pistol Caliber Carbine, Security-9 pistol, EC9s pistol, and the Precision Rimfire out of North Carolina.

Brian Rafn - Morgan Dempsey - Analyst

Okay. Yes, all right. And so from your standpoint, the appetite -- I understand your focus on production, but the appetite from -- demand-side from your wholesale distributors and the retailers for new products is very, very strong from your vantage point?

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

Absolutely. We've got -- throughout the quarter, we've got meetings that we have with our distributors, both formal and informal, and they love the new products. It helps a little bit what we would call a halo effect around the entire Ruger product line. When a distributor sales person is making an outbound call, and he's got hot new Ruger products to talk about, it really has a halo effect on their business and on our business.

Brian Rafn - Morgan Dempsey - Analyst

Got you. Anything in the quarter relative to some of the wholesale exclusive specials that you guys run with your distributors? Has that been important, maybe in a more normalized environment -- and/or how important was it in the second quarter?

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

It remains a big part of our business. We've got some real powerhouse distributors that do very well with everything from No.1 Rifles, single-action revolvers, Cerakote models, dipped camouflage pattern models, and all of that has been very important to them.

And then and even when things are at higher levels of production, we always try to make sure we spend some of our resources on those special makeups to keep that appetite out there at the consumer level. Because that's still an important part of our business.

Brian Rafn - Morgan Dempsey - Analyst

Yes, yes. Let me ask you, just from a design standpoint -- and I've asked this in the past: when you look at the cycle time between engineering, design, concept, prototyping, and production, building inventory -- I want to say back in Bill Ruger's day, that was as much as four years to get a product to market. How has that compressed for you guys in overall? Or is it still a gun-by-gun situation?

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

Well, I would say we are getting better all the time, but we're not there yet. We're not where we want to be. Probably best, most recent example is that Pistol Caliber Carbine.

We had a very focused engineering and manufacturing team that really spent a lot of time doing the upfront homework, the deep dive on the engineering front as well as working from day one on the right manufacturing processes before we bought the first machine. So, I mean, that -- we've learned a lot of lessons. We're getting better, but we're not there yet. That's an area of continuous improvement for us.

And some things you hit an engineering obstacle or a challenge that you're not counting on, and that may throw you back in a rework loop to make sure you've got the right product when you get ready for production. So it's improving all the time. And I'd say Pistol Caliber Carbine was the most recent best example of a success story, but we've still got work to do.

Brian Rafn - Morgan Dempsey - Analyst

Got you. I'll ask one more and get back in line. The Trump administration's overall -- you know, the gun export surveillance from the Department of State, the Commerce, the [IDNSF] and NSSF said that might add 20% sales growth in the industry. Does that at all -- you guys have primarily been a domestic manufacturer for hunters and sportsmen and that. Does that at all help you guys over the long-term next, say, 3 to 5 years?

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

Well, I think, Brian, what it does for us is, as you likely recall, Ruger's typically in the 4%, 5% or 6% level of our overall sales go to our export customers. And we've got some great international distributors that represent Ruger very well for us overseas.

But it's not been a very significant part of our business, so I think that that change is a welcome change. It will certainly help the efficiencies and helps impact of the throughput of those orders here at Ruger, but we have to remember that the countries that are receiving those imports -- whether it's Germany, France, et cetera -- they haven't changed any of their import laws.

So certain guns that may be restricted in their countries are still going to be restricted. So I don't see it having a measurable or appreciable difference on Ruger's export business.

Brian Rafn - Morgan Dempsey - Analyst

Got you, Chris. I'll get back in line. Thanks.

Operator

(Operator Instructions). Rommel Dionisio, Aegis.

Rommel Dionisio - Aegis Capital - Analyst

A couple questions to start on gross margin. First, could you talk about the impact of potential raw material price increases as well as the impact of the tariffs on steel and some others?

And also, with regards to the gross margin, I knew that in the 10-Q you talked about promotion -- reclassifying certain promotional expenses from selling to cost of goods. You quantified that; but that summer promotion, Chris, that you talked about, did that mostly -- the impact of not running that, did that fall entirely in 2Q? Or will some of that filter into the third quarter as well? Thanks.

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

Okay, Rommel. Well, first off, maybe the question on -- as it relates to tariffs. To date we have not been impacted directly by the tariffs, because we order the vast majority of our raw materials domestically.

However, the tariffs have impacted us indirectly. Take steel, for example. We've been sourcing our steel domestically for decades. The tariffs have made domestic steel more attractive, so demand has risen tremendously recently, as manufacturers who had been getting their steel from overseas look to find domestic sources.

This has led to some price increases and some shortages of raw materials. Our purchasing folks really have been working very closely with our suppliers to ensure that we have adequate inventory to support what we need for production. Our projections currently indicate that our production will not be indicated, but it's a tighter inventory situation than we would like and than we've seen in quite a while. So that's something we're keeping a close eye on.

Your second question -- I think it was really as it related to the promotions and also the margins. There were a couple things -- remember, when you look at margins up in 2Q versus the prior year, a couple contributing factors. First, in the second quarter of 2017, you may recall the Mark IV recall expense of $2.5 million cost us about 2 points of margin.

And then production in the second quarter of 2018 increased about 7% from the first quarter due to the production and ramp-up of our new products that were introduced in December 2017 and continued strong demand for those products. That increased production and some improved manufacturing efficiencies helped boost the gross margin.

And then I think -- your last question, I believe, was on promotions for last year. I believe, if I recall, that -- what I was talking about in the summer promotions, I think, straddled Q2 and Q3.

Rommel Dionisio - Aegis Capital - Analyst

Okay. Thanks very much. That was very helpful.

Operator

(Operator Instructions). Brian Rafn, Morgan Dempsey.

Brian Rafn - Morgan Dempsey - Analyst

Yes, going to ask my legacy questions. Up at Newport, any changes in the mix of -- you know, with the furnaces, between the main integrated and then any of your mini furnace foundries? Are you still running two, I think, the minis?

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

Brian, yes, we are. We were just up at the Newport facility, and we were over at Pine Tree Casting for our recent Board meeting and got a great tour of the latest updates from the folks on the shop floor. And really some nice improvements, some great impact of the daily kaizen events that are being run.

And the folks up there have done a great job. They've got the two rollover or mini foundries really in full operation. The legacy foundry is down to a very small -- a few parts that we haven't qualified over into the furnace and some of the -- or into the rollover foundries. And then a small amount of the -- what we call revert material, but really we're 95% there with the two mini foundries. And the folks up there have done a really good job of integrating those into the production flow.

Brian Rafn - Morgan Dempsey - Analyst

Okay. And then is there still -- I think Mike at one time said that at some point the distant future you might have five or six, seven foundry -- mini foundries up there. Is there still floor space for that type of thing? Or might they be in other -- maybe not just at Newport, but maybe at Mayodan or Prescott?

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

Well, it's hard to say. We still have some floor space. As we get more efficient, we free up floor space in the existing facilities.

Right now the two rollover foundries that we've got going up in Pine Tree and New Hampshire we think are going to be sufficient for our needs. We've also got, you'll recall, the RPM, Ruger Precision Metals, out in Missouri that provides a lot of our MIM capability.

And to date we haven't put any of those processes into the existing gun plants, but you never know. That could be in the future, something we've talked about; but at this point in time we haven't made any firm plans to move either the casting or the metal injection molding processes in with the existing gun plants.

Brian Rafn - Morgan Dempsey - Analyst

Yes, okay. And then you guys launched a summer package of new products: the SR1911 Officer .45; a 10/22 target, the Ruger 77/17, and then the Security-9. Any kind of preliminary indications? Because again, summer seasonally is a little quieter market. Is it tougher to launch new products during summer, or do you like to keep an even pace?

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

Well, as you heard me say before, Brian, even like the Big Four that we launched last December -- I wish I could say that all four were planned for December. Some were -- a couple of them were absolutely on time; a couple of them were late. Typically on the less significant product introductions

-- and I don't mean any disrespect to any of the guns you just mentioned, but the ones that are more of a line extension, like the different versions of the 1911 -- we do like to have those coming out every quarter. It gives us some chance to make sure we get visibility with -- from an editorial standpoint with writers, both at the print and TV level.

If everybody introduces everything at SHOT Show, there's a mad dash to get their attention. And we like to spread it out when we can and be able to take writers -- whether it's on trips to Gunsite or down at FTW Ranch in Texas, to be able to bring these products out; try them out; write about them; talk about them; put them on TV. And so for us it's been a good strategy where we can spread out those line extensions throughout the year.

Brian Rafn - Morgan Dempsey - Analyst

Yes. And on that comment, Chris, do you guys -- as you spread that out during the year, do you try to batch a launch for -- you know, Black Friday has continued to be in November a big kind of pre-Christmas. Is that also an important date point now for new product launches?

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

I think probably not as significant, because the planning for those national account retailers is so far in advance that you really have to be -- you know, in Q2 to be significant for them in terms of volume and get out in front of their planning needs for their flyers, their circulars, their mailers. And so that planning cycle has really gotten so much earlier than it used to be.

So if we come out with a new product just before Black Friday, we may get into some of the bigger independents quickly, but we lose a lot of traction with the big box stores. And so we like to make sure we don't give anybody any last-minute surprises just before they -- just after over or before they print their circulars and such.

Brian Rafn - Morgan Dempsey - Analyst

Right, right. That's a good -- very good comment. Let me ask you, the launch of Doug Koenig's -- and excuse me if I get the name wrong -- his Team Ruger shooting, the competitive shooting. What's the thought process there? Is that building brand? Is it field testing weapons? Is it just brand ambassador? What is Doug's team -- or is he just strictly competing and bringing the Ruger name into competitive -- shooting competition?

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

Well, it's a little of everything you just mentioned. It's really building the brand, representing Ruger at these events where our customers are at -- and I think really implementing some of the best practices that we see in the competitive shooting world and some of those disciplines -- bringing that back to the factory.

We've already had -- in our new product planning sessions that we have each month that we rotate around to the factories, we've had members of our Ruger Shooting Team attend these events and really give us firsthand feedback to our engineers on what we should be looking at for key features and benefits.

So I think it's a little bit of both. I think you're going to see continued -- some influence and some of the things we learn from our pro shooters are really going to help us out in designing new, exciting products down the road.

Brian Rafn - Morgan Dempsey - Analyst

Yes. Thank you, appreciate it.

As we kind of enter -- you talked a little bit about entering the fall -- the hunting season, and I'm just kind of looking for your experience now that we've got a couple more years. How has the modern sporting rifle, the AR 15, competed against kind of your normal legacy bolt-action rifles with scopes for hunting? Does that continue to be popular, or was that -- is there a bit of an ebb and flow there?

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

I think it continues to be popular with a lot of our shooters who also hunt, but what we saw over the last year or so was really some of the -- some extra attention to some of the newer calibers, particularly things like 6.5 Creedmoor, .450 Bushmaster, where we had a lot of attention on those new calibers in some of the existing platforms -- and then some old calibers, like 7.62 by 39, incorporated in things like the Ruger American Ranch Rifle. I mean, really a good combination, and beyond just traditional Hawkeye or American Rifle in 30.06 or .270, for example.

Brian Rafn - Morgan Dempsey - Analyst

Got you. No, I appreciate that. Have you done any repurposing -- or as you guys call it, shifting -- of machinery between -- or gun lines between Newport, Prescott, and Mayodan, anything? Or how have you maybe built out the floor space at Mayodan?

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

That's an excellent point, Brian. As 2017 was a tough year for a lot of us in the firearms business, as we decided to change our production strategy; we had to rightsize our workforce; and along with that, it meant repurposing a lot of that equipment.

So we had a lot of machines that were freed up, depending on which product line was going down in production versus which was coming up. And that's been very helpful in both CapEx avoidance and being able -- obviously if you don't have -- you don't have any lead times on buying new equipment if you are just moving it from one of your existing factories to another.

So as an example, just the other day we were up in New Hampshire at the Newport facility, and one of the product lines that the folks are working on for a new product that we haven't launched yet -- 100% of the CNC machines that were in use and on the line had come from the Prescott facility. So it was a good example of repurposing those big machines from one facility to the other.

Brian Rafn - Morgan Dempsey - Analyst

Got you, okay. And then specifically with Mayodan, what's your -- it's been a couple years since we were down there. What does the factory floor space look like? I think it was about 50% maybe two years ago. What have you built it out at?

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

I think they are probably maybe at the 75% level. I mean, the folks down there have done a great job with that facility. The team down there really makes good use of the new equipment. They've got a good team of engineers now that are coming out with cool new products -- for example, the Precision Rimfire -- so that has proved to be very popular.

And as those new products take hold, they are adding some capacity to existing lines. And we are also looking at should we shift other lines from the other factories as they get their new products. So that remains a work in process, but again, the folks down there have done an awesome job in running that factory and getting ready for both new products that are homegrown as well as moving lines from the other facilities.

Brian Rafn - Morgan Dempsey - Analyst

As you take a look, Chris, at the future of Mayodan -- and I'm -- correct me if I'm wrong: Newport has kind of been rifles and revolvers; and Prescott, pistols. Does Mayodan have any specific flavor? Is it more new guns? Or does it tend to be more AR 15? What's its profile?

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

Mayodan has got a little bit of everything right now with the exception of revolvers. They've got most of our American Rifle production, Centerfire. They've got all of our American Rimfire. They've got our MSR business. They've got the SR22 pistol that originally was built out in Prescott. And they've actually got the LCP original version, the LCP1 as we call it, is also down in Mayodan.

So they've got a real good mix. The only thing they don't have down there is anything from the revolver product line.

Brian Rafn - Morgan Dempsey - Analyst

Okay, I got you. As we move into 2018, 2018 a little bit of a recovery, how do you see headcount? Are you still kind of -- are you replacing any of the attrition? Are you extending any shifts or any overtime? What's the factory floor labor situation?

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

Well, we've actually been working overtime in all three of the major facilities, and we're looking for additional associates right now. We are hiring at all three locations for new sale associates.

So I think in the Q, we've got the -- you can see the units produced going up. And as Tom mentioned, and we are looking to increase production further on some of those lines. So it's a much better picture than we saw at this time in 2017.

Brian Rafn - Morgan Dempsey - Analyst

Got you, got you. And just M&A -- as always, you guys have certainly done a great job in managing your capital. By far your competitors from the standpoint of Wall Street stock voting down much, much further. And you guys have really looked at organic development of new products instead of trying to be an umbrella holding company for sporting goods in general.

But what are you seeing on the M&A front? You guys have been very selective. And then I have always had an interest in seeing you guys develop the accessories side of the business, so just maybe a comment of what you're seeing, and what's available, and how pricing is on the M&A side.

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

Well, I know for a while things in the accessory world, which you mentioned, seemed to be pretty pricey. And we looked at a couple companies, and we didn't think we were going to bring much to the party other than our cash. And so we did not participate in a couple recent accessory companies that were out there on the market.

We still -- you know, the accessory part of the business is good margins; it's strong. Typically for Ruger, most of our revenue is generated from the magazines that go with our firearms, additional sales of magazines.

And then on the firearms aside, it is an active landscape. You've got -- the folks at Remington have come through their bankruptcy, it looks like, in pretty good order. I don't know if there will be some activity down there, if the folks at Remington decide that they -- they may want to move forward with selling all or parts of their business.

And then recently we've seen articles in the paper, and the folks at Vista have talked about sale of not only their several units that came with Bushnell, their Serengeti and Bollé sunglass brands, but also potentially the Savage Arms business. So we're going to keep an eye on that and see where that goes, but at this point too early to make any predictions.

Brian Rafn - Morgan Dempsey - Analyst

Yes, no, I appreciate that. Let me ask -- you made a comment or a point a couple of quarters ago; I thought it was very -- it was a very interesting comment. When you design something like your SR -- or your AR MSR lines, you mentioned that we don't want to put too much furniture on them, because it really kind of drives out -- so the CCH, the mag holder, the [Weaver], all of that stuff. Does that kind of limit you guys from going out and maybe acquiring an accessories brand, because if you too much customize something like that, then you may limit the actual unit volume of the actual core gun?

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

I don't think that would be the -- what would limit that. I think what we would watch, if we were going to acquire an accessory company, is: would we put their existing base of business that they may do with some of our competitors at risk? If we were to buy a company that made optics, for example, and they were currently selling objects to other rifle manufacturers, would that business now be at risk from a -- that OEM business be at risk?

And -- just something we'd have to consider. And do we discount that in the process?

But you're right on new products. When we do a -- we do a few what we call package guns, where we're including, say, optics with the firearm. And usually those are intended to hit a price point, particular -- you know, maybe a short run of products.

What we have found over the years is exactly what you said, is -- you know, if we -- we can over-niche a gun if we're not careful. If we pick the optics, pick the case, pick too many of the accessories, we might think we have a very cool product; but we might have overlooked a big part of the market who says, well, I want to put a different optic on it.

So that is something we watch from the configuration standpoint. And I think we just have to -- if it was an M&A activity, we'd just have to watch to make sure we weren't convincing ourselves that that OEM business would somehow not be affected from other manufacturers who are currently using that accessory company.

Brian Rafn - Morgan Dempsey - Analyst

Yes, no, I appreciate that. The CapEx -- $10 million, I think, you talked about for the balance of the year. How much of that is maintenance CapEx versus just tooling or that, or machinery for a specific product?

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

That's probably -- maybe half-and-half. I mean, that's a ballpark. It's the typical things with the amount of facilities we have: just the physical plants, trying to maintain those, new rooms and things like that that we have to be mindful of.

So we try not to ever overlook that. We try to always take care of that as the needs come up. But on the other hand, we're not out there building new factories and breaking ground.

Brian Rafn - Morgan Dempsey - Analyst

Yes, no, I got you on that. And then just one final one. You guys have continued to be a fortress balance sheet, no debt, tons of cash. I mean, you've really been a miracle on that side. Any thought process beyond Treasury repurchases on a special dividend? Or do you really see your demand for CapEx calling some of that cash on the balance sheet?

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

Well, I mean, at this point we really don't plan to change our approach. With $130 million cash balance, a lot of people have asked, are we considering a special dividend now? It certainly comes up in discussions at the Board level, but as I said earlier, our primary responsibility is the stewardship of the shareholders' assets and creation of value. We're constantly looking at opportunities to continue to generate those returns.

And if -- it may be something like either continued share buybacks, or things like a special dividend; or it might be something on the M&A front. Right now we think we are positioned in a good way for any one of those three to happen.

Brian Rafn - Morgan Dempsey - Analyst

Got you. And then one more on the raw materials. Are you seeing anything on lumber, wood stocks, or resins or waxes, or any chemical from a standpoint of commodity inflation? You talk a little bit about tooling steel. Anything on any of the other raw material feedstocks?

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

No. I think we're in pretty good shape on wood and the rest of the raw materials that we consume at Ruger. So I think it's primarily steel is what we're keeping our eye on and making sure from an allocation standpoint that -- we don't lose our spot in line, so to speak.

Brian Rafn - Morgan Dempsey - Analyst

Okay. All right, guys. Hey, appreciate it. Thanks very much. Good luck.

Operator

Thank you. And I'm showing no further questions at this time.

Chris Killoy - Sturm, Ruger & Co., Inc. - President and CEO

Okay. Thank you, operator.

In closing, I would like to thank you for your continued interest in Ruger, and I look forward to speaking with you on our third-quarter earnings call in November. I would also like to thank the over 1,800 Ruger associates at our facilities throughout the United States for their hard work and commitment to building great firearms. Thank you very much.

Operator

Ladies and gentlemen, thank you for participating in today's conference. That does conclude today's program. You may all disconnect. Everyone have a great day.

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